Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Globalstar, Inc. 2006 Equity Incentive Plan of our report dated March 29, 2007 on the consolidated financial statements of Globalstar, Inc., which report is included in Form 10-K for Globalstar, Inc. for the year ended December 31, 2006.

Crowe Chizek and Company LLP

Oak Brook, Illinois
August 8, 2007